Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Bridgewater Bancshares, Inc. and Subsidiaries of our report dated March 6, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Bridgewater Bancshares, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Bridgewater Bancshares, Inc. and Subsidiaries for the year ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Des Moines, Iowa

January 31, 2025